TRANSACTION CONFIRMATION

     The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Devotion Ltd. (“Seller”) and Bank of America, N.A. (“Buyer”), on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a Transaction Confirmation as referred to in the Master Stock Purchase Agreement (as amended or supplemented from time to time, the “Master Stock Purchase Agreement”) dated as of September 13, 2002 between Seller and Buyer. This Confirmation supplements, forms a part of, and is subject to, the Master Stock Purchase Agreement. All provisions contained in the Master Stock Purchase Agreement govern this Confirmation except as expressly modified below. Seller and Buyer are parties to a Pledge Agreement (the “Pledge Agreement”) dated as of the date of the Master Stock Purchase Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Stock Purchase Agreement and the Pledge Agreement.

1.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date: September 24, 2002

Common Stock and Company: Michaels Stores, Inc. (“MIK”)

Purchase Price: U.S. $25,045,589.50

Payment Date: September 27, 2002

Threshold Appreciation Price: U.S. $83.0556

Downside Protection Threshold Price: U.S. $38.5778

Maturity Date	Base Amount
September 20, 2007	266,667 shares
September 21, 2007	266,667 shares
September 24, 2007	266,666 shares

Settlement Ratio: For any Settlement Date, (i) if the Settlement Price is less than the Threshold Appreciation Price but greater than the Downside Protection Threshold Price, the Settlement Ratio shall be a ratio equal to the Downside Protection Threshold Price divided by the Settlement Price, (ii) if the Settlement Price is equal to or greater than the Threshold Appreciation Price, the Settlement Ratio shall be a ratio equal to one (1) minus a fraction the numerator of which is the excess of the Threshold Appreciation Price over the Downside Protection Threshold Price and the denominator of which is the Settlement Price, and (iii) if the

Settlement Price is equal to or less than the Downside Protection Threshold Price, the Settlement Ratio shall be one (1), and in each calculation described in clause (i) or (ii) above, the Settlement Ratio shall be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th.

Existing Transfer Restrictions: None.

Additional Cash Payment: Not applicable.

Ordinary Dividend: U.S. $0.00 per share.

Dividend Payment: If at any time from and excluding the Trade Date, to and including the Maturity Date, an ex-dividend date for any regular cash dividend in excess of the Ordinary Dividend occurs with respect to the shares of Common Stock that are the subject of this Transaction, such cash dividend shall be deemed to be an Extraordinary Dividend (it being understood that because there is no cash dividend currently paid on the Common Stock, all such dividends shall be Extraordinary Dividends) and Seller shall pay to Buyer an amount in cash equal to the amount of such dividend in excess of the Ordinary Dividend times the Base Amount. Such payment shall be paid on the day such dividend is paid by the Company. Any such payment shall be without prejudice to Section 7.01(a) of the Master Stock Purchase Agreement.

Other Provisions:

                         2.          The parties hereto affirm their respective representations and warranties set forth in the Master Stock Purchase Agreement and the Pledge Agreement as if made on the Trade Date. In addition, Seller represents and warrants to Buyer that:

                         (a)          Seller is not an “affiliate”, within the meaning of Rule 144 under the Securities Act, of the Company.

                         (b)          Delivery of shares of Common Stock (or security entitlements in respect thereof) by Seller pursuant to the Master Stock Purchase Agreement and this Confirmation will pass to Buyer title to such shares (or security entitlements) free and clear of any Liens, except for those created pursuant to the Pledge Agreement.

                         (c)          Seller (i) owns and, at all times prior to the release of the Collateral pledged in respect of the Transaction to which this Confirmation relates pursuant to the terms of the Pledge Agreement, will own such Collateral free and clear of any Liens (other than the Security Interests) or Transfer Restrictions (other than any Existing Transfer Restrictions applicable to such Collateral) and (ii) is not and will not become a party to or otherwise bound by any agreement, other than the Pledge Agreement and this Confirmation, that (x) restricts in any

2

manner the rights of any present or future owner of such Collateral with respect thereto or (y) provides any person other than Seller, Buyer or any securities intermediary through whom any such Collateral is held (but, in the case of any such securities intermediary, only in respect of Collateral held through it) with Control with respect to any such Collateral.

                         (d)          Seller is not, on the Trade Date, in possession of any material non-public information concerning the Company. The transactions contemplated in this Confirmation, the Master Stock Purchase Agreement and the Pledge Agreement do not violate any corporate policy of the Company or any rules or regulations of the Company applicable to Seller.

                         3.          In addition to the covenants contained in Article 6 of the Master Stock Purchase Agreement, Seller agrees that Seller shall notify Buyer immediately of its intention to (i) purchase Common Stock (or security entitlements in respect thereof) or any other equity security of the Company in an amount that would cause Seller to become the beneficial owner, directly or indirectly, of more than three percent of the outstanding shares of any equity security of the Company, (ii) permit any of its officers or directors to accept a position as an officer or director of the Company, (iii) take any action that would cause Seller to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company, whether by ownership of voting securities, by contract or otherwise, or (iv) take any other action that could reasonably be expected to result in Seller becoming an “affiliate”, within the meaning of Rule 144 under the Securities Act, of the Company. Seller shall not take any such action unless a period of fifteen Business Days shall have elapsed after receipt of such notice by Buyer and Buyer shall not have objected in writing to such action during such period.

                         4.          For purposes of this Transaction only, the third line of Section 3.03 of the Master Stock Purchase Agreement is hereby amended by deleting the words “30 Trading Days prior to the first Settlement Date” and replacing them with the words “10 Trading Day prior to the first Maturity Date” and the 14th line of Section 3.03 of the Master Stock Purchase Agreement is hereby amended by deleting the words “30th Trading Day prior to the first Settlement Date” and replacing them with the words “10th Trading Day prior to the first Maturity Date”.

                         5.          Upon the written consent of Buyer, Seller shall be permitted to assign this Transaction.

     IN WITNESS WHEREOF, the parties have signed this Confirmation as of this 24th day of September, 2002.

SELLER:

DEVOTION LTD.

By:_________________________________
Name:
Title:

3

BUYER:

BANK OF AMERICA, N.A.

By: /S/ Robert J. Dilworth
Name: Robert J. Dilworth
Title: Authorized Signatory

4

PLEDGE AGREEMENT – SPECIALIZED TERM APPRECIATION RETENTION SALE (STARS)	EQUITY FINANCIAL PRODUCTS GROUP

TABLE OF CONTENTS

Section 1.	The Security Interests
Section 2.	Definitions
Section 3.	Representations and Warranties of Pledgor
Section 4.	Certain Covenants of Pledgor
Section 5.	Administration of the Collateral and
Valuation of the Securities
Section 6.	Income and Voting Rights in Collateral
Section 7.	Remedies upon Events of Default
Section 8.	Netting and Set-off
Section 9.	Miscellaneous
Section 10.	Termination of Pledge Agreement

     THIS AGREEMENT is made as of the date stated on the last page hereof between the counterparty name on the last page hereof (“Pledgor”) and BANK OF AMERICA, N.A. (“Secured Party”).

     WHEREAS, pursuant to the Master Stock Purchase Agreement (as amended from time to time, the “Master Stock Purchase Agreement”) dated as of the date hereof between Pledgor and Secured Party, from time to time Pledgor may agree to sell and Secured Party may agree to purchase shares of common stock of one or more issuers (or security entitlements in respect thereof), or cash in lieu thereof, subject to the terms and conditions of the Master Stock Purchase Agreement and certain confirmations thereunder;

     WHEREAS, it is a condition to the obligations of Secured Party under the Master Stock Purchase Agreement that Pledgor and Secured Party enter into this Agreement and that Pledgor grant the pledge provided for herein;

     NOW, THEREFORE, in consideration of their mutual covenants contained herein and to secure the performance by Pledgor of its obligations under the Master Stock Purchase Agreement and any Transaction Confirmation (as defined in the Master Stock Purchase Agreement) and the observance and performance of the covenants and agreements contained herein and in the Master Stock Purchase Agreement, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

     Section 1. The Security Interests. In order to secure the full and punctual observance and performance of the covenants and agreements contained herein and in the Master Stock Purchase Agreement and each Transaction Confirmation:

     (a) Pledgor hereby assigns and pledges to Secured Party, and grants to Secured Party, security interests in and to, and a lien upon and right of set-off against, and transfers to Secured Party, as and by way of a security interest having priority over all other security interests, with power of sale, all of its right, title and interest in and to (i) the Pledged Items described in paragraph (b); (ii) all additions to and substitutions for such Pledged Items (including, without limitation, any securities, instruments or other property delivered or pledged pursuant to Section 4(a) or 5(b)) (such additions and substitutions, the “Additions and Substitutions”); (iii) all income, proceeds and collections received or to be received, or derived or to be derived, now or any time hereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Pledgor, with respect to Pledgor) from or in connection with the Pledged Items or the Additions and Substitutions (including, without limitation, any shares of capital stock issued by the Company in respect of any Common Stock (or security entitlements in respect thereof) constituting Collateral or any cash, securities or other property distributed in respect of or exchanged for any Common Stock (or security entitlements in respect thereof) constituting Collateral, or into which any such Common Stock (or security entitlements in respect thereof) is converted, in connection with any Merger Event or otherwise), and any security entitlements in respect of any of the foregoing; (iv) the Collateral Account and all securities and other financial assets (each as defined in Section 8-102 of the UCC), including the Pledged Items and the Additions and Substitutions, and other funds, property or assets from time to time held therein or credited thereto; and (v) all powers and rights now owned or hereafter acquired under or with respect to the Pledged Items or the Additions and Substitutions (such Pledged Items, Additions and Substitutions, proceeds, collections, powers, rights, Collateral Account and assets held therein or credited thereto being herein collectively called the “Collateral”). Secured Party shall have all of the rights, remedies and recourses with respect to the

Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to Secured Party by this Agreement.

     (b) On or prior to the Payment Date for each Transaction entered into pursuant to the Master Stock Purchase Agreement, Pledgor shall deliver to Secured Party in the manner described in Section 5(c) in pledge hereunder Eligible Collateral for such Transaction consisting of a number of shares of the relevant Common Stock (or security entitlements in respect thereof) equal to the Maximum Deliverable Number on such Payment Date for such Transaction, in the manner provided in Section 5(c).

     (c) In the event that the Company at any time issues to Pledgor in respect of any Common Stock (or security entitlements in respect thereof) constituting Collateral hereunder any additional or substitute shares of capital stock of any class (or any security entitlements in respect thereof), Pledgor shall immediately pledge and deliver to Secured Party in accordance with Section 5(c) all such shares and security entitlements as additional Collateral hereunder.

     (d) The Security Interests are granted as security only and shall not subject Secured Party to, or transfer or in any way affect or modify, any obligation or liability of Pledgor or any Company that is the issuer of Common Stock that is the subject of any Transaction under the Master Stock Purchase Agreement with respect to any of the Collateral or any transaction in connection therewith.

     (e) The parties hereto expressly agree that all rights, assets and property at any time held in or credited to the Collateral Account shall be treated as financial assets (as defined in Section 8-102 of the UCC).

     Section 2. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Stock Purchase Agreement. As used herein, the following words and phrases shall have the following meanings:

     “Additions and Substitutions” has the meaning provided in Section 1(a).

     “Authorized Officer” of Pledgor means, if Pledgor is not a natural person, any officer, trustee, or general partner (or any officer thereof) as to whom Pledgor shall have delivered notice to Secured Party that such trustee, general partner, or officer is authorized to act hereunder on behalf of Pledgor.

     “Collateral” has the meaning provided in Section 1(a).

     “Collateral Account” has the meaning provided in Section 5(c).

     “Collateral Event of Default” means, at any time, the occurrence of either of the following: (A) failure of the Collateral in respect of each Transaction under the Master Stock Purchase Agreement to include, as Eligible Collateral, at least the Maximum Deliverable Number for such Transaction of shares of the relevant Common Stock or (B) failure at any time of the Security Interests to constitute valid and perfected security interests in all of the Collateral, subject to no prior or equal Lien, and, with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the UCC), as to which Secured Party has Control, or, in each case, assertion of such by Pledgor in writing.

     “Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC.

     “Default Settlement Date” has the meaning provided in Section 7(a).

     “Dividend Proceeds” has the meaning provided in Section 6(a).

     “Eligible Collateral” means, for any Transaction, shares of the Common Stock that is the subject of such Transaction (or security entitlements in respect thereof) provided that Pledgor has good and marketable title thereto, free of all Liens (other than the Security Interests) and Transfer Restrictions (other than any Existing Transfer Restrictions applicable to such shares) and that Secured Party has a valid, first priority perfected security interest therein, a first lien thereon and Control with respect thereto, and provided further that to the extent the number of shares of Common Stock or security entitlements in respect thereof pledged hereunder in respect of any Transaction exceeds at any time the Maximum Deliverable Number thereof, such excess shares shall not be Eligible Collateral.

     “Existing Transfer Restrictions” means, with respect to any shares of Common Stock or security entitlements in respect thereof pledged as Collateral

2

hereunder in connection with any Transaction, the Existing Transfer Restrictions identified in the applicable Transaction Confirmation.

     “Location” means, with respect to any party, the place such party is located within the meaning of Section 9-307 of the UCC.

     “Maximum Deliverable Number” means, on any date for any Transaction, a number of shares of Common Stock or security entitlements in respect thereof equal to the sum of the Base Amounts for each Maturity Date for such Transaction with respect to which settlement under the Master Stock Purchase Agreement and the Transaction Confirmation with respect to such Transaction has not been fully made multiplied successively by each adjustment that shall have been calculated on or prior to such date pursuant to Section 7.01 of the Master Stock Purchase Agreement.

     “Ordinary Dividend” means any cash dividend on any Common Stock that is the subject of a Transaction under the Master Stock Purchase Agreement that does not constitute an Extraordinary Dividend for such Transaction.

     “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Pledged Items” means, as of any date, any and all securities and instruments delivered by Pledgor to be held by or on behalf of Secured Party under this Agreement as Collateral.

     “rehypothecate” has the meaning provided in Section 5(i).

     “Security Interests” means the security interests in the Collateral created hereby.

     “UCC” means the Uniform Commercial Code as in effect in the State of New York.

     Section 3. Representations and Warranties of Pledgor. Pledgor hereby represents and warrants to Secured Party that:

     (a) Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on such Collateral.

     (b) All shares of Common Stock at any time pledged hereunder (or in respect of which security entitlements are pledged hereunder) are and will be issued by an issuer organized under the laws of the United States, any State thereof or the District of Columbia and (i) certificated (and the certificate or certificates in respect of such shares of Common Stock are and will be located in the United States) and registered in the name of Pledgor or held through a securities intermediary whose securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States or (ii) uncertificated and either registered in the name of Pledgor or held through a securities intermediary whose securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States; provided that this representation shall not be deemed to be breached if, at any time, any such Collateral is issued by an issuer that is not organized under the laws of the United States, any State thereof or the District of Columbia, and the parties hereto agree to procedures or amendments hereto necessary to enable Secured Party to maintain a valid and continuously perfected security interest in such Collateral, in respect of which Secured Party will have Control, subject to no prior Lien. The parties hereto agree to negotiate in good faith any such procedures or amendments.

     (c) (i) Upon the delivery of certificates evidencing any Common Stock to Secured Party in accordance with Section 5(c)(A) or the registration of uncertificated Common Stock in the name of Secured Party or its nominee in accordance with Section 5(c)(B), and, in each case, the crediting of such securities or financial assets to the Collateral Account, Secured Party will have a valid and, as long as Secured Party retains possession of such certificates or such uncertificated Common Stock remains so registered, perfected security interest therein, in respect of which Secured Party will have Control, subject to no prior Lien and (ii) upon the crediting of any Common Stock to the Collateral Account, Secured Party will have a valid and, so long as such Common Stock continues to be credited to the Collateral Account, perfected security interest in a securities entitlement in respect thereof, in

3

respect of which Secured Party will have Control subject to no prior Lien.

     (d) No registration, recordation or filing with any governmental body, agency or official is required in connection with the execution and delivery of this Agreement or any Transaction Confirmation or necessary for the validity or enforceability hereof or thereof or for the perfection or enforcement of the Security Interests.

     (e) Pledgor has not performed and will not perform any acts that might prevent Secured Party from enforcing any of the terms of this Agreement or that might limit Secured Party in any such enforcement.

     (f) The Location of Pledgor is the address set forth in Section 9(d), and under the Uniform Commercial Code as in effect in such Location, no local filing is required to perfect a security interest in collateral consisting of general intangibles.

     Section 4. Certain Covenants of Pledgor. Pledgor agrees that, so long as any of its obligations under the Master Stock Purchase Agreement remain outstanding:

     (a) Pledgor shall ensure at all times that a Collateral Event of Default shall not occur, and shall pledge additional Collateral in the manner described in Sections 5(b) and 5(c) as necessary to cause such requirement to be met.

     (b) Pledgor shall, at the expense of Pledgor and in such manner and form as Secured Party may require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order (i) to create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, (ii) to create or maintain Control with respect to any such security interests in any investment property (as defined in Section 9-102(49) of the UCC) or (iii) to enable Secured Party to exercise and enforce its rights hereunder with respect to such security interest. To the extent permitted by applicable law, Pledgor hereby authorizes Secured Party to execute and file, in the name of Pledgor or otherwise, UCC financing or continuation statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) that Secured Party in its sole discretion may deem necessary or appropriate to further perfect, or maintain the perfection of, the Security Interests.

     (c) Pledgor shall warrant and defend its title to the Collateral, subject to the rights of Secured Party, against the claims and demands of all persons. Secured Party may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

     (d) Pledgor agrees that it shall not change (1) its name or identity, and if the Pledgor is not a natural person, its corporate or partnership structure in any manner or (2) its Location, unless in either case (A) it shall have given Secured Party not less than 30 days’ prior notice thereof and (B) such change shall not cause any of the Security Interests to become unperfected, cause Secured Party to cease to have Control in respect of any of the Security Interests in any Collateral consisting of investment property (as defined in Section 9-102(49) of the UCC) or subject any Collateral to any other Lien.

     (e) Pledgor agrees that it shall not (1) create or permit to exist any Lien (other than the Security Interests) or any Transfer Restriction (other than any Existing Transfer Restrictions) upon or with respect to the Collateral, (2) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral or (3) enter into or consent to any agreement pursuant to which any person other than the Pledgor, Secured Party and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral.

     Section 5. Administration of the Collateral and Valuation of the Securities.

     (a) The Calculation Agent shall determine on each Business Day whether a Collateral Event of Default shall have occurred.

     (b) Pledgor may pledge additional Eligible Collateral hereunder at any time. Concurrently with the delivery of any additional Eligible Collateral, Pledgor shall deliver to Secured Party a certificate of an Authorized Officer in form and substance satisfactory to Secured Party and dated the date of such delivery, (A) identifying the additional items of Eligible Collateral being pledged, (B) identifying the Transaction Confirmation relating to the Transaction in

4

respect of which such Eligible Collateral is being pledged, and (C) certifying that with respect to such items of additional Eligible Collateral the representations and warranties contained in paragraphs (a), (b), (c) and (d) of Section 3 and paragraph (d) of Section 2 of such Transaction Confirmation are true and correct with respect to such Eligible Collateral on and as of the date thereof. Pledgor hereby covenants and agrees to take all actions required under Section 5(c) and any other actions necessary to create for the benefit of Secured Party a valid, first priority, perfected security interest in, and a first lien upon, such additional Eligible Collateral, as to which Secured Party will have Control.

     (c) Any delivery of Common Stock (or security entitlements in respect thereof) as Collateral to Secured Party by Pledgor shall be effected (A) in the case of Collateral consisting of certificated Common Stock registered in the name of Pledgor, by delivery of certificates representing such Common Stock to Secured Party, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to Secured Party, and the crediting by Secured Party of such securities to a securities account (as defined in Section 8-501 of the UCC) (the “Collateral Account”) of Secured Party maintained at Banc of America Securities LLC, (B) in the case of Collateral consisting of uncertificated Common Stock registered in the name of Pledgor, by transmission by Pledgor of an instruction to the issuer of such Common Stock instructing such issuer to register such Common Stock in the name of Secured Party or its nominee, accompanied by any required transfer tax stamps, the issuer’s compliance with such instructions and the crediting by Secured Party of such securities to the Collateral Account, (C) in the case of Common Stock in respect of which security entitlements are held by Pledgor through a securities intermediary, by the crediting of such Common Stock, accompanied by any required transfer tax stamps, to a securities account of Secured Party at such securities intermediary or, at the option of Secured Party, at another securities intermediary satisfactory to Secured Party and the crediting by Secured Party of such securities to the Collateral Account or (D) in any case, by complying with such alternative delivery instructions as Secured Party shall provide to Pledgor in writing. Upon delivery of any such Pledged Item under this Agreement, Secured Party shall examine such Pledged Item and any certificates delivered pursuant to Section 5(b) or otherwise pursuant to the terms hereof in connection therewith to determine that they comply as to form with the requirements for Eligible Collateral.

     (d) If on any Business Day Secured Party determines that a Collateral Event of Default shall have occurred, Secured Party shall promptly notify Pledgor of such determination by telephone call to an Authorized Officer of Pledgor followed by a written confirmation of such call.

     (e) If on any Business Day Secured Party determines that no Event of Default or failure by Pledgor to meet any of its obligations under Sections 4 or 5 hereof has occurred and is continuing, Pledgor may obtain the release from the Security Interests of any Collateral upon delivery to Secured Party of a written notice from an Authorized Officer of Pledgor indicating the items of Collateral to be released so long as, after such release, no Collateral Event of Default shall have occurred.

     (f) On each Settlement Date for each Transaction under the Master Stock Purchase Agreement, unless (i) Pledgor shall have otherwise effected the deliveries required by Section 3.02(b) of the Master Stock Purchase Agreement or shall have delivered the Cash Settlement Amount to Secured Party in lieu of shares of Common Stock (or security entitlements in respect thereof) in accordance with Section 3.03 of the Master Stock Purchase Agreement on each Settlement Date in respect of such Transaction or (ii) the shares of Common Stock (or security entitlements in respect thereof) then held by or on behalf of Secured Party hereunder in respect of such Transaction are not Free Shares, Secured Party shall deliver or cause to be delivered to itself or an affiliate of Secured Party designated by Secured Party from the Collateral Account, in whole or partial, as the case may be, satisfaction of Pledgor’s obligations to deliver shares of such Common Stock (or security entitlements in respect thereof) to itself or an affiliate of Secured Party designated by Secured Party on such Settlement Date pursuant to the Master Stock Purchase Agreement) shares of such Common Stock (or security entitlements in respect thereof) then held by or on behalf of Secured Party hereunder in respect of such Transaction representing the number of shares of such Common Stock (or security entitlements in respect thereof) required to be delivered under the Master Stock Purchase Agreement on such Settlement Date. Upon any such delivery, Secured Party or such affiliate of

5

Secured Party shall hold such shares of such Common Stock (or security entitlements in respect thereof) absolutely and free from any claim or right whatsoever (including, without limitation, any claim or right of Pledgor).

     (g) Secured Party may at any time or from time to time, in its sole discretion, cause any or all of the Common Stock pledged hereunder (or in respect of which security entitlements are pledged hereunder) registered in the name of Pledgor or its nominee to be transferred of record into the name of Secured Party or its nominee. Pledgor shall promptly give to Secured Party copies of any notices or other communications received by Pledgor with respect to Common Stock (or security entitlements in respect thereof) pledged hereunder registered, or held through a securities intermediary, in the name of Pledgor or Pledgor’s nominee and Secured Party shall promptly give to Pledgor copies of any notices and communications received by Secured Party with respect to Common Stock (or security entitlements in respect thereof) pledged hereunder registered, or held through a securities intermediary, in the name of Secured Party or its nominee.

     (h) Pledgor agrees that Pledgor shall forthwith upon demand pay to Secured Party:

     (i) the amount of any taxes that Secured Party may have been required to pay by reason of the Security Interests or to free any of the Collateral from any Lien thereon, and

     (ii) the amount of any and all out-of-pocket expenses, including the fees and disbursements of counsel and of any other experts, that Secured Party may incur in connection with (A) the enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the Security Interests, (B) the collection, sale or other disposition of any of the Collateral, (C) the exercise by Secured Party of any of the rights conferred upon it hereunder or (D) any Event of Default.

Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 5% plus the prime rate as published in The Wall Street Journal, Eastern Edition in effect from time to time during the period from the date hereof to the date of the termination of this Agreement.

     (i) Without limiting the rights and obligations of the parties under this Pledge Agreement, Secured Party shall, notwithstanding Section 9-207 of the UCC, upon the consent of Pledgor, have the right to sell, lend, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business (collectively, “rehypothecate”) any Collateral it holds in connection with a Confirmation, free from any claim or right of any nature whatsoever of Pledgor, including any equity or right of redemption by Pledgor, provided that Secured Party will, in each case in a manner consistent with industry practice for loans of equity securities, (i) replace any rehypothecated Collateral (with the same Collateral or identical substitute Collateral) upon three Business Days’ notice from Pledgor, (ii) if not already replaced, replace such Collateral immediately prior to the time at which such Collateral ceases to be subject to the Security Interests and (iii) prior to replacement of such Collateral, pay Pledgor amounts equivalent to dividends paid or other distributions made on such Collateral, whereupon the amount so paid or the assets so delivered shall be proceeds of the Collateral and shall be subject to Section 6. All determinations related to the immediately preceding sentence shall be made by the Calculation Agent. For purposes of determining the occurrence of a Collateral Event of Default, the rehypothecation of any Collateral pledged hereunder shall not affect the status of such Collateral as Collateral or Eligible Collateral hereunder.

     (j) Pledgor hereby acknowledges that during such time as the Collateral is held by Secured Party pursuant to the terms of this Agreement, Pledgor will not receive periodic account statements with respect to the value thereof.

     Section 6. Income and Voting Rights in Collateral.

     (a) Secured Party shall have the right to receive and retain as Collateral hereunder (i) all proceeds (other than cash dividends that are Ordinary Dividends) of the Collateral and (ii) upon the occurrence and during the continuance of an Event of Default, all proceeds of the Collateral, including without limitation all proceeds consisting of Ordinary Dividends or interest (“Dividend Proceeds”), and Pledgor shall take all such action as Secured Party shall

6

deem necessary or appropriate to give effect to such right. All such proceeds including, without limitation, all dividends and other payments and distributions that are received by Pledgor shall be received in trust for the benefit of Secured Party and, if Secured Party so directs (but only, in the case of Dividend Proceeds, upon the occurrence and during the continuance of an Event of Default), shall be segregated from other funds of Pledgor and shall, forthwith upon demand by Secured Party (but only, in the case of Dividend Proceeds, during the continuance of an Event of Default), be delivered over to Secured Party as Collateral in the same form as received (with any necessary endorsement). After all Events of Default have been cured, Secured Party’s right to retain Dividend Proceeds in the Collateral Account under this Section 6(a) shall cease and Secured Party shall pay over to Pledgor out of the Collateral Account any such Collateral consisting of Dividend Proceeds retained in the Collateral Account during the continuance of an Event of Default.

     (b) Unless an Event of Default shall have occurred and be continuing, Pledgor shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral (other than Collateral that has been rehypothecated by Secured Party pursuant to Section 5(i)), and Secured Party shall, upon receiving a written request from Pledgor accompanied by a certificate of an Authorized Officer of Pledgor stating that no Event of Default has occurred and is continuing, deliver to Pledgor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Collateral that is registered, or held through a securities intermediary, in the name of Secured Party or its nominee as shall be specified in such request and shall be in form and substance satisfactory to Secured Party.

     (c) If an Event of Default shall have occurred and be continuing, Secured Party shall have the right, to the extent permitted by law, and Pledgor shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and to take any other action with respect to any or all of the Collateral with the same force and effect as if Secured Party were the absolute and sole owner thereof.

     Section 7. Remedies upon Events of Default.

     (a) If any Event of Default shall have occurred and be continuing, Secured Party may exercise all the rights of a secured party under the Uniform Commercial Code (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, shall: (i) deliver or cause to be delivered to itself or to an affiliate of Secured Party designated by Secured Party from the Collateral Account all Collateral consisting of shares of Common Stock (or security entitlements in respect thereof) (but not in excess of the number thereof deliverable under the Master Stock Purchase Agreement at such time) on the date of the Acceleration Amount Notice relating to such Event of Default (the “Default Settlement Date”) in satisfaction of Pledgor’s obligations to deliver Common Stock (or security entitlements in respect thereof) under the Master Stock Purchase Agreement, whereupon Secured Party shall hold such shares of Common Stock (or security entitlements in respect thereof) absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor that may be waived or any other right or claim of Pledgor, and Pledgor, to the extent permitted by law, hereby specifically waives all rights

7

of redemption, stay or appraisal that Pledgor has or may have under any law now existing or hereafter adopted; and (ii) if such delivery shall be insufficient to satisfy in full all of the obligations of Pledgor under the Master Stock Purchase Agreement or hereunder, sell all of the remaining Collateral, or such lesser portion thereof as may be necessary to generate proceeds sufficient to satisfy in full all of the obligations of Pledgor under the Master Stock Purchase Agreement or hereunder, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as Secured Party may deem satisfactory. Pledgor covenants and agrees that it will execute and deliver such documents and take such other action as Secured Party deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale Secured Party shall have the right to deliver, assign and transfer to the buyer thereof the Collateral so sold. Each buyer at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor that may be waived or any other right or claim of Pledgor, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Pledgor has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by Section 9-611 of the UCC shall (1) in case of a public sale, state the time and place fixed for such sale, (2) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange, and (3) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as Secured Party may determine. Secured Party shall not be obligated to make any such sale pursuant to any such notice. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Secured Party until the selling price is paid by the buyer thereof, but Secured Party shall not incur any liability in case of the failure of such buyer to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

     (b) Pledgor hereby irrevocably appoints Secured Party Pledgor’s true and lawful attorney, with full power of substitution, in the name of Pledgor, Secured Party or otherwise, for the sole use and benefit of Secured Party, but at the expense of Pledgor, to the extent permitted by law, to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

     (i) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

     (ii) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

     (iii) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if Secured Party were the absolute owner thereof (including, without limitation, the giving of instructions and entitlement orders in respect thereof), and

     (iv) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that Secured Party shall give Pledgor not less than one day’s prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that threatens to decline speedily in value, including, without limitation, equity securities, or is of a type customarily sold on a recognized market. Secured Party and Pledgor agree that such notice constitutes reasonable authenticated notification within the meaning of Section 9-611 of the UCC.

     (c) Upon any delivery or sale of all or any part of any Collateral made either under the power of delivery or sale given hereunder or under judgment or decree in any judicial proceedings for foreclosure or otherwise for the enforcement of this Agreement, Secured Party is hereby irrevocably appointed the true and lawful attorney of Pledgor, in the name and stead of Pledgor, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property, thus delivered or sold. For that purpose Secured Party may execute all such documents, instruments, instructions and entitlement orders. This power of attorney shall be deemed coupled with an interest, and Pledgor hereby ratifies and confirms that which Pledgor’s attorney acting under such power, or such attorney’s successors or agents, shall lawfully do by virtue of this Agreement. If so requested by Secured Party or by any buyer of the Collateral or a portion thereof, Pledgor shall further ratify and confirm any such delivery or sale by executing and delivering to Secured Party or to such buyer or buyers at the expense of Pledgor all proper deeds, bills of sale, instruments of assignment, conveyance or transfer, releases, instructions and

8

entitlement orders as may be designated in any such request.

     (d) In the case of an Event of Default, Secured Party may proceed to realize upon the security interest in the Collateral against any one or more of the types of Collateral, at any time, as Secured Party shall determine in its sole discretion subject to the foregoing provisions of this Section 7. The proceeds of any sale of, or other realization upon, or other receipt from, any of the Collateral shall be applied by Secured Party in the following order of priorities:

     first, to the payment to Secured Party of the expenses of such sale or other realization, including reasonable compensation to the agents and counsel of Secured Party, and all expenses, liabilities and advances incurred or made by Secured Party in connection therewith, including brokerage fees in connection with the sale by Secured Party of any Collateral;

     second, to the payment to Secured Party of an amount in respect of each Transaction under the Master Stock Purchase Agreement equal to the aggregate Market Value of a number of shares of the relevant Common Stock equal to (i) the number of shares of such Common Stock (or security entitlements in respect thereof) that would be required to be delivered under Section 8.01 of the Master Stock Purchase Agreement on the Default Settlement Date in respect of such Transaction without giving effect to the proviso therein minus (ii) the number of shares of such Common Stock (or security entitlements in respect thereof) delivered to Secured Party on the Default Settlement Date in respect of such Transaction as described in Section 7(a);

     finally, if all of the obligations of Pledgor hereunder and under the Master Stock Purchase Agreement have been fully discharged or sufficient funds have been set aside by Secured Party, at the request of Pledgor for the discharge thereof, any remaining proceeds shall be released to Pledgor.

     Section 8. Netting and Set-off. (a) If on any date, cash would otherwise be payable or shares of Common Stock or other property would otherwise be deliverable (including, for the avoidance of doubt, the replacement, as required by Section 5(i), of shares of Common Stock that have been rehypothecated pursuant to such Section) pursuant to the Master Stock Purchase Agreement or this Agreement by Secured Party to Pledgor and by Pledgor to Secured Party and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

     (b) In addition to and without limiting any rights of set-off that Secured Party may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of a Termination Date to which Section 7.04 of the Master Stock Purchase Agreement applies or an Acceleration Date, Secured Party shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by the Master Stock Purchase Agreement, each Transaction Confirmation and this Agreement pursuant to the terms thereof and hereof, and to set off any obligation it may have to (i) release from the Security Interests or return to Pledgor any Collateral pursuant to Section 5(e) or Section 10 or (ii) replace any rehypothecated Collateral pursuant to Section 5(i), against any right Secured Party or any of its affiliates may have against Pledgor, including without limitation any right to receive a payment or delivery pursuant to any provision of the Master Stock Purchase Agreement. In the case of a set-off of any obligation to return or replace assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to return or replace assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or

9

deliver Common Stock or right to receive Common Stock, the value at any time of such obligation or right shall be determined by reference to the market value of the Common Stock at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

     Section 9. Miscellaneous.

     (a) Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Pledgor shall bind, and inure to the benefit of, Pledgor’s respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Secured Party and its successors and assigns.

     (b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

     (c) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Pledgor and Secured Party or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     (d) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication. Notices to Pledgor shall be directed to it at the address specified on the last page hereof; notices to Secured Party shall be directed to it care of Banc of America Securities LLC, 9 West 57th Street, New York, New York 10019, Telecopy No. 212-583-8569, Attention: Michelle Bacal.

     (e) This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York (without reference to choice of law doctrine); provided that as to Pledged Items located in any jurisdiction other than the State of New York, Secured Party shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction. The parties hereto hereby agree that Secured Party’s and Banc of America Securities LLC’s jurisdiction, within the meaning of Section 8-110(e) of the UCC, insofar as it acts as a securities intermediary hereunder or in respect hereof, is the State of New York.

     (f) Each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to the Master Stock Purchase Agreement, each Transaction Confirmation or this Agreement, or the transactions contemplated thereby or hereby.

     (g) Each party hereby irrevocably and unconditionally waives any and all right to trial by jury in any legal proceeding arising out of or related to the Master Stock Purchase Agreement, each Transaction Confirmation or this Agreement or the transactions contemplated thereby or hereby.

     (h) This Agreement may be executed, acknowledged and delivered in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

     Section 10. Termination of Pledge Agreement. This Agreement and the rights hereby granted by Pledgor in the Collateral shall cease, terminate and be void upon fulfillment of all of the obligations of Pledgor under the Master Stock Purchase Agreement, under each Transaction Confirmation and hereunder. Any Collateral remaining at the time of such termination shall be fully released and discharged from the Security Interests and delivered to Pledgor by Secured Party, all at the request and expense of Pledgor.

10

*************

Date of Agreement: September 13, 2002

Pledgor: Devotion Ltd., a corporation

Pledgor’s Address for Notices:
Prospect Chambers, Prospect
Hill Douglas, Isle of Man 1M1
1ET Telephone:
011-44-1624-626561 Facsimile:
011-44-1624-628580

*************

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

PLEDGOR:

DEVOTION LTD.

By:	/s/ Andrew P. Wallis	By:	/s/ Mark H. Byrne

Name:	Andrew P. Wallis	Name:	Mark H.Byrne
Title:	Director	Title:	Director

Name:
Title:

SECURED PARTY:

BANK OF AMERICA, N.A.

By:

Name:
Title:

11

Transaction Acknowledgement
STARS Variable Share Prepaid Forward

September 16, 2002

Devotion Limited
Prospect Chambers
Prospect Hill
Douglas
Isle of Man
1M1 1ET

Dear Sirs:

This confirms certain economic terms and conditions of the STARS variable share prepaid forward transaction (the “Transaction”) that you have agreed to enter into with Bank of America, N.A. (“Bank of America”). This is a summary only; full and definitive documentation of the Transaction will be in the form of a Transaction Confirmation which shall supplement, form a part of, and be subject to the Master Stock Purchase Agreement and Pledge Agreement which, if not yet signed by you, will be duly signed and executed by you. Such Transaction Confirmation will be signed by you promptly upon our completion of the hedging transactions described below and final specification of amounts expressed below as approximate or, where expressed as percentages, in U.S. Dollars.

Party A:	Bank of America
Party B:	Devotion Limited
Common Stock:	Common stock of M ichaels Stores, Inc. (Ticker: “MIK”)
Base Amount:	800,000 shares of the Common Stock.
Initial Share Price:	The weighted average price per share at which Bank of America, or an affiliate of Bank of America, hedges its risk in the market by selling approximately 534,700 shares of the Common Stock.
Trade Date:	The date on which the Purchase Price is determined.
Purchase Price:	The product of the Initial Share Price times 68.98% times the Base Amount.
Payment Date:	Three (3) business days after the Trade Date.
Maturity Date:	60 months from the Trade Date.
Closing Price:	Closing Price, in respect of any “Valuation Date” (as defined in the Master Stock Purchase Agreement”) shall be equal to the closing price per share of the Common Stock as reported by NYSE, provided no “Market Disruption Event” (as defined in the Master Stock Purchase Agreement and as summarized below) exists on such Date.

9 West 57th Street            New York, New York 10019 (212) 583-8000

Downside Protection Threshold Price:	$ per share (85.00% of the Initial Share Price).
Threshold Appreciation Price:	$ per share (183.00% of the Initial Share Price).
Settlement:	Physical, with cash settlement option. Except as otherwise permitted by the Master Stock Purchase Agreement, settlement shall be by physical delivery by Party B on the Settlement Date of a number of unrestricted, freely transferable shares equal to the Base Amount times the Settlement Ratio.
Settlement Date:	Three (3) Business Days after the Maturity Date.
Settlement Price:	Closing Price per share of the Common Stock on the Maturity Date.
Settlement Ratio:	As defined in, and subject to, adjustment and rounding pursuant to, the Master Stock Purchase Agreement, but described generally as follows:
If Settlement Price < Threshold Appreciation Price, but > than Downside Threshold Protection Price: Settlement Ratio = Downside Protection Threshold Price divided by Settlement Price.
If Settlement Price >= Threshold Appreciation price, then Settlement Ratio = 1 minus ((Threshold Appreciation Price minus Downside Protection Threshold Price) divided by Settlement Price)).
If Settlement Price <= Downside Protection Threshold Price, Settlement Ratio = 1
Market Disruption Event:	The occurrence or existence at any time on any day of: the suspension of or limitation imposed on trading in the Common Stock on the Exchange or any successor exchange or in listed options on the Common Stock (by reason of movements in price exceeding limits permitted by the Exchange or otherwise), if in the determination of the Calculation Agent such suspension or limitation is material.
Tax, Legal, and Regulatory Issues:	Party B has consulted appropriate outside advisors regarding any relevant tax, legal or regulatory issues relating to this transaction, and is not relying on Bank of America for such advice. Party B has taken independent tax advice with respect to this Transaction from the independent tax advisor indicated in Party B’s Private Client Questionnaire.
Documentation:	Base documentation will be in the form of a Master Stock Purchase Agreement and a Pledge Agreement securing Party B’s obligations under the Master Stock Purchase Agreement. If not already in our possession, signed copies of these Agreements are due to Bank of America within 10 business days of the date hereof. The Master Stock Purchase Agreement shall be supplemented with respect to this Transaction by the Transaction Confirmation described below.
Additional Payments by Party B:	Party B hereby agrees that if at any time from and excluding the Trade Date, to and including the Maturity Date, an ex-dividend date for any regular cash dividend in excess of the Ordinary Dividend occurs with respect to the shares of the Common Stock, Party B shall pay to Party A an amount in cash equal to the amount of such dividend in excess of the Ordinary Dividend times the Base Amount. Such payment shall be paid on the day such dividend is paid by the Company.
Ordinary Dividend:	$0.00 per share

2

Consequences of Merger Event:	“Share-for-Share Merger Event”: Party A may treat the “New Shares” given as consideration in the Merger Event as being the “Common Stock” and the “Base Amount” as being the number of such shares so given, provided, however, that the Calculation Agent will make corresponding adjustments, if any, to one or more of the Base Amount, Settlement Ratio, Threshold Appreciation Price, Downside Protection Threshold Price, any Closing Price and any other variable related to the exercise, settlement and payment terms, and may further adjust such terms to reflect the characteristics (including, without limitation, the volatility, dividend practice and policy and liquidity) of the New Shares if necessary to preserve the theoretical value of the Transaction after giving effect to the Merger Event.
Merger Events other than a “Share-for-Share Merger Event”: Party A may elect early termination of the Transaction, in which case prepayment of a “Termination Amount” will be due by Party B.
Consequences of Certain Extraordinary Events:	Nationalization, Insolvency, or De-Listing: Party A may elect early termination of the Transaction, in which case prepayment of a “Termination Amount” will be due by Party B.
Hedging Disruption Event:	Any “Hedging Disruption Event”, which term shall mean with respect to BofA any inability of Buyer, (which shall include an increase in costs) due to market illiquidity, illegality or lack of availability of hedging transaction market participants or otherwise, to establish, re-establish or maintain any hedging transaction or transactions necessary in the normal course of Buyer’s business of hedging the price and market risk of entering into and performing under this Agreement or any Transaction hereunder; provided, however, that , solely with respect to any such increase in costs, no Event of Default shall be deemed to have occurred if Seller agrees to such adjustments to the terms of the relevant Transaction as the Calculation Agent, in its sole discretion, deems necessary to compensate Buyer for such increase in costs.
Calculation Agent:	Bank of America

3

Collateral:	As security for all obligations of Party B to Party A or any of its affiliates, now or hereafter existing, including but not limited to this Transaction, together with any and all amendments, extensions and renewals thereof (the “Obligations”), Party B hereby grants Party A a perfected first priority security interest in a number of shares of the Common Stock, including all proceeds thereof (the “Collateral”), equal to the Base Amount held in an account for Bank of America, N.A. at Banc of America Securities LLC. Party B warrants to Party A that it is the lawful owner of the Collateral, it possesses full power and authority to pledge the Collateral to Party A, and the Collateral is free of all claims and liens other than the lien created hereby. Party B authorizes Banc of America Securities LLC to deposit the Collateral described herein to a separate account in the name of Bank of America, N.A. – Collateral Account of Party B.
Upon default in the payment when due of principal, interest or any other payment obligation on any of the Obligations, or upon the occurrence of any event of default as defined in any document(s) relating to any of the Obligations which is not cured within any time allowed therein, Party A may, without further notice, exercise the rights of a secured lender under New York law then in effect with respect to the Collateral including, without limitation, the right of setoff. Party B hereby appoints Party A as its attorney-in-fact with full power to endorse, transfer, convert, sell, surrender and deliver any instrument of Collateral described above.
Interest and/or dividends earned on the Collateral shall be paid to Party A or Party B in accordance with the terms of the documents evidencing the Obligations. The security interest created hereby shall be construed in accordance with the laws of the State of New York, shall inure to the benefit of Party A, its successors and assigns, shall be binding upon Party B and its heirs, personal representatives, successors and assigns and shall released upon our receipt from Party B of an executed copy of the Transaction Confirmation.

You acknowledge that upon our receipt of your signature by fax as requested below, we will enter into hedging transactions in reliance on your consent to this Transaction Acknowledgement. You agree that you will return a signed copy of the Transaction Confirmation within thirty (30) business days of the date thereof and if you fail to do so, Bank of America may elect to terminate the Transaction and in such event, you will be liable for all losses, costs and expenses of Bank of America and its affiliates related to such termination (including market risk) and in partial or full satisfaction thereof, Bank of America and its affiliates may set off obligations owed to you by them or apply any of your property in their possession, whether as collateral or otherwise, against same.

Please indicate your understanding of and agreement with the above terms and conditions and your instruction for Bank of America to begin execution by signing below, and returning to me by fax at (212) 583-8457 and by returning originals to my attention at:

Equity Financial Products Group
c/o Banc of America Securities LLC
9 West 57th Street, 40th Floor
New York, NY 10019

Agreed to and accepted by:

4

MASTER STOCK PURCHASE AGREEMENT SPECIALIZED TERM APPRECIATION RETENTION SALE (STARS)
EQUITY FINANCIAL PRODUCTS GROUP

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions

ARTICLE 2
TRANSACTIONS

Section 2.01. Transaction Confirmations
Section 2.02. Single Agreement

ARTICLE 3
SALE AND PURCHASE

Section 3.01. Sale and Purchase
Section 3.02. Payment for and Delivery of Shares
Section 3.03. Cash Settlement Option

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
SELLER

Section 4.01. Representations and Warranties of Seller

ARTICLE 5
CONDITIONS TO BUYER’S OBLIGATIONS

Section 5.01. Conditions

ARTICLE 6
COVENANTS

Section 6.01. Taxes
Section 6.02. Notices
Section 6.03. Further Assurances
Section 6.04. Securities Contract
Section 6.05. Indemnity

ARTICLE 7
ADJUSTMENTS

Section 7.01. Dilution Adjustments
Section 7.02. Merger Events
Section 7.03. Nationalization, Insolvency and De-Listing
Section 7.04. Termination and Payment

ARTICLE 8
ACCELERATION

Section 8.01. Acceleration

ARTICLE 9
MISCELLANEOUS

Section 9.01. Notices
Section 9.02. Governing Law; Severability; Submission to Jurisdiction; Waiver of Jury Trial
Section 9.03. Disclosure
Section 9.04. Entire Agreement
Section 9.05. Amendments, Waivers
Section 9.06. Netting and Set-off
Section 9.07. No Third Party Rights, Successors and Assigns
Section 9.08. Certain Authorized Transfers
Section 9.09. Counterparts

     THIS AGREEMENT is made as of the date stated on the last page hereof between the counterparty named on the last page hereof (“Seller”) and BANK OF AMERICA, N.A. (“Buyer”).

     WHEREAS, Seller owns or may own from time to time shares of common stock of one or more issuers, or security entitlements in respect thereof;

     WHEREAS, Seller has agreed, pursuant to the Pledge Agreement (as defined herein), to grant Buyer a security interest in certain Common Stock to secure the obligations of Seller hereunder;

     WHEREAS, Seller and Buyer may wish to sell and purchase shares of such common stock, or security entitlements in respect thereof, from time to time and on the terms set forth herein and in certain confirmations hereunder;

     NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

ARTICLE 1
DEFINITIONS

     SECTION 1.01. Definitions. As used herein, the following words and phrases shall have the following meanings:

     "Acceleration Amount” has the meaning provided in Section 8.01.

     "Acceleration Amount Notice” has the meaning provided in Section 8.01.

     "Acceleration Date” has the meaning provided in Section 8.01.

     "Acceleration Value” has the meaning provided in Section 8.01.

     "Bankruptcy Code” has the meaning provided in Section 6.04.

     "Base Amount” means with respect to any Maturity Date for any Transaction, the number designated as such in the applicable Transaction Confirmation.

     "Business Day” means any day on which commercial banks are open for business in New York City and the New York Stock Exchange is not closed.

     "Calculation Agent” means Bank of America, N.A.

     "Cash Settlement Amount” means, for any Settlement Date, an amount of cash equal to the product of the Settlement Price for such Settlement Date and the number of shares of Common Stock (or security entitlements in respect thereof) required to be delivered (but for Section 3.03) pursuant to Section 3.02(b) on such Settlement Date in connection with such Transaction.

     "Closing Price” means, with respect to any security on any Trading Day (the “Valuation Date”), the closing sale price (or, if no closing price is reported, the last reported sale price) of such security on the Exchange for the regular trading session on the Valuation Date or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market for the regular trading session as reported by the National Quotation Bureau or similar organization or, if such bid price is not available, the market value of such security on the Valuation Date as determined by the Calculation Agent in a commercially reasonable manner; provided that if there is a Market Disruption Event on any Valuation Date, then the Valuation Date shall be the first succeeding Business Day on which there is no Market Disruption Event, unless there is a Market Disruption Event on each of the five Business Days immediately following the original date that, but for the Market Disruption Event, would have been the Valuation Date, in which case (i) that fifth Business Day shall be deemed to be the Valuation Date, notwithstanding the Market Disruption Event and (ii) the Calculation Agent shall, in a commercially reasonable manner, determine the Closing Price as of that fifth Business Day.

     "Collateral Account” has the meaning provided in the Pledge Agreement.

     "Common Stock” means, for any Transaction, the common stock that is the subject of such transaction, as identified in the applicable Transaction Confirmation.

     "Company” means, for any Transaction, the issuer of the Common Stock that is the subject of such Transaction, as identified in the applicable Transaction Confirmation.

     "De-Listing” has the meaning provided in Section 7.03.

     "Downside Protection Threshold Price” means, for any Transaction, the price specified as the Downside Protection Threshold Price in the applicable Transaction Confirmation.

     "Event of Default” has the meaning provided in Section 8.01.

     "Exchange” means, for any Transaction at any time, the principal national securities exchange or automated quotation system, if any, on which the

Common Stock that is the subject of such Transaction is listed or quoted at such time.

     “Extraordinary Dividend” has the meaning provided in Section 7.01(b)(iii).

     “Free Shares” means shares of Common Stock (or security entitlements in respect thereof) that are not subject to any Transfer Restrictions in the hands of Seller immediately prior to delivery to Buyer or an affiliate of Buyer designated by Buyer hereunder and would not be subject to any Transfer Restrictions in the hands of Buyer or such affiliate of Buyer upon delivery to Buyer or such affiliate of Buyer.

     “Insolvency” has the meaning provided in Section 7.03.

     “Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

     “Market Disruption Event” means, for any Transaction, the occurrence or the existence at any time on any day of any suspension of or limitation in trading in the Common Stock that is the subject of such Transaction or in listed options on such Common Stock, if any, (by reason of movements in price exceeding limits permitted by the Exchange or otherwise), if, in the determination of the Calculation Agent, such suspension or limitation is material.

     “Market Value” means, as of any date with respect to any share of Common Stock, the Closing Price per share of Common Stock for the Trading Day prior to such date.

     “Maturity Date” means, for any Transaction, each date specified as a Maturity Date in the applicable Transaction Confirmation.

     “Merger Date” has the meaning provided in Section 7.02.

     “Merger Event” has the meaning provided in Section 7.02.

     “Nationalization” has the meaning provided in Section 7.03.

     “New Shares” has the meaning provided in Section 7.02.

     “Payment Date” means, for any Transaction, the date specified as the Payment Date in the applicable Transaction Confirmation.

     “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Pledge Agreement” means the Pledge Agreement dated as of the date hereof between Seller and Buyer, as amended from time to time.

     “Potential Adjustment Event” has the meaning provided in Section 7.01.

     “Preliminary Cash Settlement Amount” means, for any Settlement Date, 105% of the Cash Settlement Amount that would apply if the Maturity Date with respect to such Settlement Date were the Preliminary Cash Settlement Pricing Date with respect to such Settlement Date.

     “Preliminary Cash Settlement Date” means, with respect to any Settlement Date, the Business Day immediately following the Preliminary Cash Settlement Pricing Date with respect to such Settlement Date.

     “Preliminary Cash Settlement Pricing Date” means, with respect to any Settlement Date, the third scheduled Trading Day immediately prior to the Maturity Date with respect to such Settlement Date.

     “Purchase Price” means, for any Transaction, the amount specified as the Purchase Price in the applicable Transaction Confirmation.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Settlement Date” means, with respect to any Maturity Date, the third Trading Day immediately following such Maturity Date (and, correspondingly, the Maturity Date “with respect to” any Settlement Date means the third Trading Day immediately preceding such Settlement Date).

     “Settlement Price” means, for any Settlement Date, the Closing Price per share of the relevant Common Stock on the Maturity Date with respect to such Settlement Date.

     “Settlement Ratio” means, for any Settlement Date, the ratio determined in the manner set forth in the applicable Transaction Confirmation.

     “Share-for-Share” has the meaning provided in Section 7.02.

     “Termination Amount” has the meaning provided in Section 7.04.

     “Termination Amount Notice” has the meaning provided in Section 7.04.

     “Termination Date” has the meaning provided in Section 7.04.

     “Threshold Appreciation Price” means, for any Transaction, the price specified as the Threshold Appreciation Price in the applicable Transaction Confirmation.

     “Trading Day” means, with respect to any security, a day on which the Exchange is open for trading or quotation.

     “Transaction” has the meaning provided in Section 2.01.

     “Transaction Confirmation” has the meaning provided in Section 2.01.

     “Transfer Restriction” means, with respect to any share of Common Stock (or security entitlements in respect thereof) or item of collateral pledged under the Pledge Agreement, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such share of Common Stock (or security entitlements in respect thereof) or item of collateral or to enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or transfer or enforcement of such share of Common Stock (or security entitlements in respect thereof) or item of collateral be consented to or approved by any person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such share of Common Stock (or security entitlements in respect thereof) or item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for, such share of Common Stock (or security entitlements in respect thereof) or item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such share of Common Stock (or security entitlements in respect thereof) or item of collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such share of Common Stock (or security entitlements in respect thereof) or item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, pledgor, assignor or transferor of such share of Common Stock (or security entitlements in respect thereof) or item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a “Transfer Restriction”.

ARTICLE 2

TRANSACTIONS

     SECTION 2.01. Transaction Confirmations. At any time and from time to time, Seller and Buyer may execute a transaction confirmation agreement substantially in the form of Exhibit A hereto (a “Transaction Confirmation”) pursuant to which Seller and Buyer shall enter into a forward purchase and sale transaction (a “Transaction”) on the terms set forth herein and in such Transaction Confirmation.

     SECTION 2.02. Single Agreement. All Transactions entered into pursuant to this Agreement (as supplemented by each Transaction Confirmation) are entered into in reliance on the fact that this Agreement and all Transaction Confirmations form a single agreement between the parties, and the parties would not otherwise enter into any Transactions.

ARTICLE 3

SALE AND PURCHASE

     SECTION 3.01. Sale and Purchase. Upon the terms and subject to the conditions of this Agreement and the Transaction Confirmation relating to each Transaction, Seller agrees to sell to Buyer, and Buyer agrees to purchase and acquire from Seller, a number of shares of the Common Stock that is the subject of such Transaction (or security entitlements in respect thereof) determined in accordance with Section 3.02.

     SECTION 3.02. Payment for and Delivery of Shares. (a) Upon the terms and subject to the conditions of this Agreement and the Transaction Confirmation relating to each Transaction, Buyer shall deliver to Seller the Purchase Price for such Transaction on the Payment Date for such Transaction at the offices of Buyer, care of Banc of America Securities LLC, 9 West 57th Street, New York, New York 10019, or at such other place as shall be agreed upon by Buyer and Seller, paid in immediately available funds by wire transfer to an account designated by Seller.

     (b) On each Settlement Date for such Transaction, Seller agrees, subject to Section 3.03, to deliver to Buyer or an affiliate of Buyer designated by Buyer a number of Free Shares of the relevant Common Stock (the “Contract Shares”) equal to the product of (A) the Base Amount for such Settlement Date and (B) the Settlement Ratio for such Settlement Date, rounded down to the nearest whole number, and cash in an amount equal to the value (based on the Settlement Price for such Settlement Date) of any fractional share not delivered as a result of such rounding. In addition, if applicable, Seller agrees (subject to the relevant Transaction Confirmation) to pay to Buyer the Additional Cash Payment (as defined in the relevant Transaction Confirmation). If (x) by 10:00 A.M., New York City time on such Settlement Date, Seller has not otherwise effected such delivery of Common Stock (or security entitlements in respect thereof) or delivered cash in lieu thereof pursuant to Section 3.03 by 5:00 New York City time on the Preliminary Cash Settlement Date and (y) the collateral under the Pledge Agreement held by or on behalf of Buyer in respect of such Transaction includes a number of Free Shares of the relevant Common Stock at least equal to the number thereof required to be so delivered on such Settlement Date, then (i) Seller shall be deemed not to have elected to deliver cash in lieu of Free Shares pursuant to Section 3.03 (notwithstanding any notice by Seller to the contrary) and (ii) the delivery provided by this Section 3.02(b) shall be effected by delivery from the Collateral Account to Buyer or an affiliate of Buyer designated by Buyer of a number of Free Shares of such Common Stock then held by or on behalf of Buyer as collateral under the Pledge Agreement in respect of such Transaction equal to the number thereof required to be delivered by Seller to Buyer or an affiliate of Buyer designated by Buyer pursuant to this Section 3.02(b); provided that, notwithstanding the foregoing and without limiting the generality of Section 8.01, if Seller gives notice of its election to deliver cash or is deemed to have elected to deliver cash, in each case, in lieu of Common Stock on any Settlement Date pursuant to Section 3.03 and fails to deliver the Preliminary Cash Settlement Amount on the Preliminary Cash Settlement Date with respect to such Settlement Date as provided in Section 3.03 or to make any payment required by Section 3.03, Seller shall be in breach of this Agreement and shall be liable to Buyer for any losses incurred by Buyer or such affiliate of Buyer as a result of such breach, including without limitation losses incurred in connection with any decrease in the Closing Price of the relevant Common Stock subsequent to the Maturity Date with respect to such Settlement Date.

     SECTION 3.03. Cash Settlement Option. (a) Seller may, upon written notice delivered to Buyer at least 30 Trading Days prior to the first Settlement Date for any Transaction, elect to deliver the Cash Settlement Amount for any Settlement Date under such Transaction to Buyer on such Settlement Date by wire transfer of immediately available funds to an account designated by Buyer, in lieu of the shares of Common Stock (or security entitlements in respect thereof) to be delivered on such Settlement Date pursuant to Section 3.02(b); provided, however, that notwithstanding the foregoing, in the event that the Seller would be unable to deliver Free Shares as of 4:00 p.m. New York City Time on the 30th Trading Day prior to the first Settlement Date for any Transaction, the Seller shall be deemed to have elected to deliver the Cash Settlement Amount to the Buyer on each Settlement Date for such Transaction by wire transfer of immediately available funds to an account designated by the Buyer.

     (b) If Seller elects to deliver cash in lieu of shares of Common Stock pursuant to Section 3.03(a) or the Seller is deemed to have elected to deliver cash in lieu of Common Stock pursuant to Section 3.03(a) with respect to any Settlement Date, Seller shall pay the Preliminary Cash Settlement Amount to Buyer on the Preliminary Cash Settlement Date with respect to such Settlement Date by wire transfer of immediately available funds to an account designated by Buyer.

     (c) If the Preliminary Cash Settlement Amount for any Settlement Date exceeds the Cash Settlement Amount for such Settlement Date, Buyer shall pay to Seller the amount of such excess on such Settlement Date. If the Cash Settlement Amount for any Settlement Date exceeds the Preliminary Cash Settlement Amount for such Settlement Date, Seller shall pay to Buyer the amount of such excess on such Settlement Date. Any payment pursuant to this Section

3.03(c) shall be made by wire transfer of immediately available funds, if paid by Buyer, to an account designated by Seller, or, if paid by Seller, to an account designated by Buyer.

ARTICLE 4
Representations And Warranties Of Seller

     Section 4.01. Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

     (a) Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

     (b) Seller has all corporate power to enter into this Agreement, each Transaction Confirmation and the Pledge Agreement and each other document relating hereto and thereto and to consummate the transactions contemplated hereby and thereby. Each of this Agreement, each Transaction Confirmation and the Pledge Agreement and each other document relating hereto and thereto has been duly authorized and validly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles.

     (c) The execution and delivery by Seller of, and the compliance by Seller with all of the provisions of, this Agreement, each Transaction Confirmation and the Pledge Agreement and the consummation of the transactions herein and therein contemplated will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which Seller or any of its subsidiaries is a party or by which Seller or any of its subsidiaries is bound or to which any of the property or assets of Seller or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws or other constitutive documents of Seller or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Seller or any of its subsidiaries or any of their respective properties or (ii) require any consent, approval, authorization or order of, or filing or qualification with, any governmental body, agency, official, self-regulatory organization or court or other tribunal, whether foreign or domestic.

     (d) Seller is acting for its own account, and has made its own independent decision to enter into this Agreement, each Transaction Confirmation and the Pledge Agreement and as to whether this Agreement, any Transaction Confirmation or the Pledge Agreement are appropriate or proper for it based upon its own judgment and upon advice of such advisors as it deems necessary. Seller acknowledges and agrees that it is not relying, and has not relied, upon any communication (written or oral) of Buyer or any affiliate of Buyer with respect to the legal, accounting, tax or other implications of this Agreement, any Transaction Confirmation or the Pledge Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof and thereof; it being understood that information and explanations related to the terms and conditions of this Agreement, any Transaction Confirmation or the Pledge Agreement shall not be considered investment advice or a recommendation to enter into this Agreement, any Transaction Confirmation or the Pledge Agreement. Seller further acknowledges and confirms that it has taken independent tax advice with respect to this Agreement, the Pledge Agreement and each Transaction.

     (e) Seller is entering into this Agreement and each Transaction Confirmation with a full understanding of all of the terms and risks hereof and thereof (economic and otherwise) and is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks. Seller is also capable of assuming (financially and otherwise), and assumes, those risks.

     (f) Seller acknowledges that neither Buyer nor any affiliate of Buyer is acting as a fiduciary for or an advisor to Seller in respect of this Agreement, any Transaction Confirmation or the Pledge Agreement.

     (g) Seller has a valid business purpose for entering into this Agreement, and each Transaction Confirmation, and the transactions contemplated hereby and thereby are consistent with Seller’s overall investment strategy.

     (h) Seller is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”)) because one or more of the following under (x) or (y) is true:

     (x) Seller is an individual who:

     (A) has total assets in excess of $10,000,000; or

     (B) has total assets in excess of $5,000,000 and has entered into this Agreement in order to manage the risk associated with an asset owned or liability incurred, or reasonably likely to be owned or incurred, by Seller; or

     (y) Seller is a corporation, partnership, proprietorship, organization, trust or other entity and:

     (A) Seller has total assets in excess of $10,000,000; or

     (B) the obligations of Seller hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

     (C) Seller has a net worth in excess of $1,000,000 and has entered into this Agreement in connection with the conduct of Seller’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Seller in the conduct of Seller’s business.

ARTICLE 5
Conditions To Buyer’s Obligations

     Section 5.01. Conditions. The obligation of Buyer to deliver the Purchase Price on the Payment Date for each Transaction is subject to the satisfaction of the following conditions:

     (a) The representations and warranties of Seller contained in Article 4, in the relevant Transaction Confirmation and in the Pledge Agreement shall be true and correct as of such Payment Date.

     (b) The Pledge Agreement shall have been executed by the parties thereto, and Seller shall have delivered to Buyer in accordance therewith the collateral required to be delivered pursuant to Section 1(b) thereof in connection with such Transaction.

     (c) Seller shall have performed all of the covenants and obligations to be performed by it hereunder and under the Pledge Agreement on or prior to such Payment Date.

ARTICLE 6
Covenants

     Section 6.01. Taxes. Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement, the Pledge Agreement and each Transaction Confirmation and the transfer and delivery of any Common Stock (or security entitlements in respect thereof) or item of collateral pursuant hereto and thereto. Seller further agrees to make all payments in respect of this Agreement, the Pledge Agreement and each Transaction Confirmation free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature (or interest on any taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature) imposed, levied, collected, withheld or assessed by, within or on behalf of (a) the United States or any political subdivision or governmental authority thereof or therein having power to tax or (b) any jurisdiction from or through which payment on the Agreement, the Pledge Agreement or any Transaction Confirmation is made by the Seller, or any political subdivision or governmental authority thereof or therein having power to tax. In the event such withholding or deduction is imposed, Seller agrees to indemnify the Buyer for the full amount of such withholding or deduction, as well as any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

     Section 6.02. Notices. Seller will cause to be delivered to Buyer:

     (a) Immediately upon the occurrence of any Event of Default hereunder or under the Pledge Agreement, or upon any officer of Seller obtaining knowledge that any of the conditions or events of the type described in Sections 8.01(a) or 8.01(b) shall have occurred with respect to the Company, notice of such occurrence; and

     (b) In case at any time Seller receives notice, or any officer of Seller obtains knowledge, that any event requiring that an adjustment be calculated pursuant to Section 7.01 or 7.02 hereof or any Nationalization, Insolvency or De-Listing with respect to any Company that is the issuer of the Common Stock that is the subject of any Transaction shall have occurred or be pending, then Seller shall promptly cause to be delivered to Buyer a notice identifying such event and stating, if known to Seller, the date on which such event occurred or is to occur and, if applicable, the record date relating to such event. Seller shall cause further notices to be delivered to Buyer if Seller shall subsequently receive notice, or any officer of Seller shall obtain knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

     Section 6.03. Further Assurances. From time to time, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, the Pledge Agreement and each Transaction Confirmation in accordance with the terms and conditions hereof and thereof, including (i) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, the Pledge Agreement and each Transaction Confirmation in accordance with the terms and conditions hereof and thereof.

     Section 6.04. Securities Contract. The parties hereto recognize that the Buyer is a financial institution within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further recognize that this Agreement as supplemented by each Transaction Confirmation is a securities contract, as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of Section 555 of the Bankruptcy Code.

     Section 6.05. Indemnity. In the event that Buyer or any of its affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Agreement, the Pledge Agreement or any Transaction Confirmation, the Seller shall reimburse Buyer or such affiliate for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold Buyer or such affiliate harmless on an after-tax basis against any losses, claims, damages or liabilities to which Buyer or such affiliate may become subject in connection with any such action, proceeding or investigation. Notwithstanding the foregoing, such obligation to hold harmless shall not apply to any action, proceeding, or investigation which is finally determined as having resulted from Buyer’s gross negligence, willful misconduct, or breach of this Agreement. The reimbursement and indemnity obligations of the Seller under this Section shall be in addition to any liability that the Seller may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of Buyer and its affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller, Buyer, any such affiliate and any such person. The Seller also agrees that neither Buyer nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the Seller for or in connection with any matter referred to in this Agreement, the Pledge Agreement or any Transaction Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller result from the gross negligence or bad faith of Buyer or a breach by Buyer of any of its covenants or obligations hereunder. The foregoing provisions shall survive any termination or completion of this Agreement.

ARTICLE 7
Adjustments

     Section 7.01. Dilution Adjustments. (a) Following any Potential Adjustment Event with respect to the Common Stock which is the subject of any Transaction hereunder, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of such Common Stock or options relating to such Common Stock and, if so, will (i) make the corresponding adjustment, if any, to any one or more of any Base Amount, any Settlement Ratio, the Threshold Appreciation Price, the Downside Protection Threshold Price, any Closing Price and any other variable relevant to the exercise, settlement or payment terms of each such Transaction (including but not limited to the payment of any dividends to Buyer) contemplated hereby as the Calculation Agent determines appropriate to account for that material effect and (ii) determine the effective date of the adjustment. The Calculation Agent may (but need not) determine the appropriate adjustment by reference to the adjustment in respect of such Potential Adjustment Event made by an options exchange to options on the Common Stock traded on that options exchange.

     (b) For these purposes, “Potential Adjustment Event” means any of the following:

     (i) a subdivision, consolidation or reclassification of shares of such Common Stock (which does not constitute a Merger Event), or a free distribution or dividend of any shares of such Common Stock to existing holders of such Common Stock by way of bonus, capitalization or similar issue;

     (ii) a distribution or dividend to existing holders of such Common Stock of (i) shares of such Common Stock, or (ii) other share capital or securities granting the right to payment of dividends and/or the proceeds of such liquidation of such Company equally or proportionately with such payments to holders of such Common Stock, or (iii) other type of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the Calculation Agent;

     (iii) any dividend or distribution (an “Extraordinary Dividend”) consisting of cash and/or other property (other than securities of a type described in sub-paragraph (b)(i) and (b)(ii) of this Section 7.01), excluding any regular cash dividend on the Common Stock to the extent the dividend per share of the Common Stock does not exceed the Ordinary Dividend as set forth in the relevant Transaction Confirmation;

     (iv) a call by such Company in respect of shares of such Common Stock that are not fully paid;

     (v) a repurchase by such Company of shares of such Common Stock, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

     (vi) any tender offer with respect to the Common Stock which is not a Merger Event and is deemed to be material in the determination of the Calculation Agent; or

     (vii) any event that may have a material effect on the theoretical value of such Common Stock or options relating to such Common Stock.

     Section 7.02. Merger Events. (a) Buyer shall have the right, upon becoming aware of the occurrence of any Share-for-Share Merger Event with respect to any Company that is the issuer of the Common Stock that is the subject of any Transaction hereunder, to notify Seller that the number of New Shares to which a holder of shares of such Common Stock equal to each Base Amount with respect to such Transaction would be entitled upon consummation of the Share-for-Share Merger Event will be deemed the “Base Amount” for the applicable Maturity Date and the New Shares and their issuer will be deemed the “Common Stock” and the “Company” for such Transaction, respectively, and that the Calculation Agent will make corresponding adjustments, if any, to any one or more of any Base Amount, any Settlement Ratio, the Threshold Appreciation Price, the Downside Protection Threshold Price, any Closing Price and any other variable relevant to the exercise, settlement or payment terms of each such Transaction contemplated hereby. Notwithstanding the above, the Calculation Agent will determine if any such Merger Event adjustment affects the theoretical value of any such Transaction, and if so, may in its sole discretion make an adjustment to any one or more of any Base Amount, any Settlement Ratio, the Threshold Appreciation Price, the Downside Protection Threshold Price, any Closing Price and any other variable relevant to the exercise, settlement or payment terms of such Transaction to reflect the characteristics (including, without limitation, the volatility, dividend practice and policy and liquidity) of the New Shares. Any adjustment made pursuant to this paragraph will be effective as of the date determined by the Calculation Agent.

     (b) Buyer shall have the right, upon becoming aware of the occurrence of any Merger Event with respect to any Company that is the issuer of the Common Stock that is the subject of any Transaction hereunder that is not a Share-for-Share Merger Event, to notify Seller of such event and terminate each such Transaction and the related Transaction Confirmation, following which Seller shall make a payment to Buyer as provided in Section 7.04.

     (c) “Merger Event” means, in respect of the Common Stock of any issuer that is the subject of a Transaction hereunder, any (A) reclassification or change of such Common Stock that results in a transfer of or an irrevocable commitment to transfer all of the outstanding shares of such Common Stock, (B) consolidation, amalgamation or merger of such Company with or into another entity (other than a consolidation, amalgamation or merger in which such Company is the continuing entity and which does not result in reclassification or change of all of the outstanding shares of such Common Stock), or (C) other takeover offer for shares of such Common Stock that results in a transfer of or an irrevocable commitment to transfer all of the shares of such Common Stock (other than such shares of such Common Stock owned or controlled by the offeror), in each case if the Merger Date is on or before the relevant Settlement Date. “Merger Date” means, in respect of any Merger Event, the date upon which holders of the necessary number of shares of the relevant Common Stock (other than, in the case of a takeover offer, shares of such Common Stock owned or controlled by the offeror) have agreed or have irrevocably become obligated to transfer their shares of such Common Stock. In respect of each Merger Event, the following terms have the meanings given below:

     (i) “Share-for-Share” means, in respect of a Merger Event, that the consideration for such Common Stock consists (or, at the option of the holder of such Common Stock, may consist) solely of New Shares; and

     (ii) “New Shares” means shares of common stock (whether of the offeror or a third party) received in connection with a Merger Event.

     Section 7.03. Nationalization, Insolvency and De-Listing. If, prior to the final Settlement Date, all the shares of any Common Stock that is the subject of a Transaction hereunder or all the assets or substantially all the assets of the Company that is the issuer of such Common Stock are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity (a “Nationalization”); or by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting the Company, (A) all the shares of such Common Stock are required to be transferred to a trustee, liquidator or other similar official, (B) holders of the shares of such Common Stock become legally prohibited from transferring them or (C) any of the events specified in Section 8.01(b) occur with respect to the Company (an “Insolvency”); or the shares of Common Stock that are the subject of any Transaction cease to be listed on, or quoted by, any of the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market (or their respective successors) for any reason (other than a Merger Event) (a “De-Listing”) then, in any such event, Buyer shall have the right, upon becoming aware of the occurrence of a Nationalization, Insolvency or De-Listing, to notify Seller of such event and terminate each such Transaction and the related Transaction Confirmation as of the date set forth in such notice following which Seller shall make payment to Buyer as provided in Section 7.04.

     Section 7.04. Termination and Payment. Following termination of any Transaction as a result of any Merger Event, Nationalization, Insolvency or De-Listing, Seller shall pay to Buyer an amount in cash (the “Termination Amount”) equal to the Acceleration Value for such Transaction (calculated, for purposes of this Section 7.04, as if the Termination Date were the Acceleration Date, calculated on the basis of, in addition to the factors indicated in Section 8.01, a value ascribed to the relevant Common Stock equal to the consideration, if any, paid in respect of such Common Stock at the time of the Merger Event, Nationalization, Insolvency or De-Listing, as the case may be) in settlement of such Transaction and the related Transaction Confirmation. As promptly as reasonably practicable after calculation of the Acceleration Value, as the case may be, Buyer shall deliver to Seller a notice (the “Termination Amount Notice”) specifying the Termination Amount. Not later than three Business Days following delivery of a Termination Amount Notice by Buyer, Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer in an amount equal to the Termination Amount.

     “Termination Date” means (i) in respect of a Merger Event, the Merger Date, (ii) in respect of a Nationalization, the date of the first public announcement of a firm intention to nationalize and (iii) in respect of an Insolvency, the earlier of (A) the date the shares of the relevant Common Stock are required to be transferred to a trustee, liquidator or other similar official, (B) the date the holders of shares of such Common Stock become legally prohibited from transferring such Common Stock that, in the case of a Nationalization or an Insolvency (whether or not amended or on the terms originally announced), leads to the Nationalization or the Insolvency, as the case may be, and (C) the date of the occurrence of any of the events specified in Section 8,01(b) with respect to the Company, and (iv) in respect of a De-Listing, the date of the first announcement of an intention to de-list the shares of Common Stock, in each case as determined by Buyer.

ARTICLE 8
Acceleration

     Section 8.01. Acceleration. If one or more of the following events (each an “Event of Default”) shall occur:

     (a) any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in Buyer’s judgment could have a material adverse effect on the financial condition of Seller or on Seller’s ability to perform Seller’s obligations hereunder or under the Pledge Agreement or any Transaction Confirmation, or that calls into question the validity or binding effect of any agreement of Seller hereunder or under the Pledge Agreement or any Transaction Confirmation;

     (b) Seller makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for Seller or any substantial part of Seller’s property, commences any proceeding relating to Seller under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against or with respect to Seller or any substantial portion of its property any such proceeding and an order for relief is issued or such proceeding remains undismissed for a period of 30 days;

     (c) at any time, any representation made or repeated or deemed to have been made or repeated by Seller under this Agreement, any Transaction Confirmation or the Pledge Agreement or any certificate delivered pursuant hereto or thereto would be incorrect or misleading in any material respect if made or repeated as of such time;

     (d) Seller fails to fulfill or discharge when due any of its obligations, covenants or agreements under or relating to this Agreement, any Transaction Confirmation or the Pledge Agreement, including Seller’s obligations to deliver shares of Common Stock (or security entitlements in respect thereof) or cash on any Settlement Date for any Transaction entered into hereunder;

     (e) due to the adoption of, or any change in, any applicable law after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after the date hereof, it becomes unlawful for Seller to perform any absolute or contingent obligation to make payment or delivery hereunder or to comply with any other material provision of this Agreement, any Transaction Confirmation or the Pledge Agreement;

     (f) a “Hedging Disruption Event” with respect to any Transaction. “Hedging Disruption Event” means with respect to Buyer as determined in its reasonable discretion, the inability or impracticality, due to market illiquidity, illegality, lack of hedging transactions, credit worthy market participants or otherwise, to establish, re-establish or maintain any transactions necessary or advisable to hedge, directly or indirectly, the equity price risk of entering into and performing under the Transaction on terms reasonable to Buyer or an affiliate in its reasonable discretion, including the event that at any time Buyer concludes that it or any of its affiliates are unable to establish, reestablish or maintain a full hedge of its position in respect of the Transaction through share borrowing arrangements on terms deemed reasonable to Buyer and otherwise at a cost not significantly greater than that on the Trade Date; provided, however, that, solely with respect to any such increase in costs, no Hedging Disruption Event shall be deemed to have occurred if Seller agrees to such adjustments to the terms of the Transaction as the Calculation Agent, in its sole discretion, deems necessary to compensate Buyer for such increase in costs;

     (g) (i) if the Seller is a trust, the trust agreement or declaration of trust with respect to the Seller is terminated or revoked or amended or modified in any manner adverse to the Seller’s obligations under this Agreement; (ii) if the Seller is a partnership, (x) any partner breaches any provision of the partnership agreement or (y) the partnership is liquidated pursuant to the terms of the partnership agreement; if the Seller is a limited partnership, any General Partner breaches any provision of the partnership agreement of Seller; (iii) if the Seller is a limited liability company, any Managing Member breaches any provision of the Operating Agreement of Seller; or

     (h) a Collateral Event of Default within the meaning of the Pledge Agreement shall occur;

then, upon notice to Seller from Buyer at any time following an Event of Default, an “Acceleration Date” shall occur, and Seller shall become obligated to deliver to an affiliate of Buyer designated by Buyer immediately upon receipt of the Acceleration Amount Notice a number of Free Shares of each Common Stock that is the subject of a Transaction hereunder equal to the Acceleration Amount for such Common Stock; provided that if Buyer proceeds to realize upon any collateral pledged under the Pledge Agreement and to apply the proceeds of such realization as provided in paragraph second of Section 7(d) thereof, then, to the extent of such application of proceeds, Seller’s obligation to deliver Common Stock pursuant to this paragraph shall be deemed to be an obligation to deliver an amount of cash equal to the aggregate Market Value of such Free Shares on the Acceleration Date. The “Acceleration Amount” of any Common Stock means the quotient obtained by dividing: (i) the aggregate Acceleration Value for all Transactions hereunder of which such Common Stock is the subject, by (ii) the Market Value per share of such Common Stock on the Acceleration Date.

     The “Acceleration Value” means, for any Transaction hereunder, an amount determined by the Calculation Agent representing the fair value to Buyer and its affiliates of an agreement with terms that would preserve for Buyer the economic equivalent of the aggregate payments and deliveries in respect of such Transaction that Buyer and its affiliates would, but for the occurrence of the Acceleration Date, have been entitled to receive under Article 3 (taking into account any adjustments pursuant to Section 7.01 that may have been calculated on or prior to the Acceleration Date). The Calculation Agent shall calculate such amount based on the following factors (and such other factors as it deems appropriate): (i) the volatility of the Common Stock that is the subject of such Transaction, (ii) dividends on such Common Stock, (iii) prevailing interest rates and (iv) in the event of a Merger Event, a term equal to the number of days from the Merger Event Announcement Date through and including the Maturity Date (as defined in the relevant Transaction Confirmation).

     “Merger Event Announcement Date” means in respect of a Merger Event, the date of the first public announcement of a firm intention to merge or to make an offer (whether or not amended or on the terms originally announced) that leads to the Merger Event as determined by the Buyer.

     As promptly as reasonably practicable after calculation of the Acceleration Value, the Calculation Agent shall deliver to Seller and Buyer a notice (the “Acceleration Amount Notice”) specifying the

Acceleration Amount of shares of Common Stock (or security entitlements in respect thereof) required to be delivered by Seller.

ARTICLE 9
Miscellaneous

     Section 9.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard forms of telecommunication. Notices to Buyer shall be directed to it care of Banc of America Securities LLC, 9 West 57th Street, New York, New York 10019, Telecopy No. 212-583-8569, Attention: Robert Dilworth; notices to Seller shall be directed to it at the address specified on the last page of this Agreement.

     Section 9.02. Governing Law; Severability; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

     (b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

     (c) Seller and Buyer hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of the Federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Agreement, each Transaction Confirmation or the Pledge Agreement or the transactions contemplated hereby or thereby.

     (d) Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement, each Transaction Confirmation or the Pledge Agreement or the transactions contemplated hereby or thereby.

     (e) Service of Process. Seller irrevocably appoints the party specified on the last page of this Agreement, and Buyer appoints Banc of America Securities LLC, as process agent to receive for it and on its behalf, service of process in any action, suit or other proceeding arising out of this Agreement, each Transaction Confirmation or the Pledge Agreement or any transaction contemplated hereby or thereby. If for any reason the party as specified on the last page hereof is unable to act as such, Seller will promptly notify Buyer and within 30 days appoint a substitute process agent acceptable to Buyer. The parties irrevocably consent to service of process given in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

     Section 9.03. Disclosure. Buyer and Seller hereby acknowledge and agree that (i) Buyer and its affiliates have authorized Seller to disclose the structure set forth herein to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and (ii) Buyer and its affiliates waive any and all claims to any proprietary rights with respect to the structure set forth herein, and authorize Seller to use any information which Seller receives or has received with respect to the structure set forth herein in any manner.

     Section 9.04. Entire Agreement. Except as expressly set forth herein, in the Pledge Agreement and in each Transaction Confirmation, this Agreement (as supplemented by each Transaction Confirmation) and the Pledge Agreement constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all oral communications and prior writings with respect thereto.

     Section 9.05. Amendments, Waivers. Any provision of this Agreement or any Transaction Confirmation may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder or thereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 9.06. Netting and Set-off. (a) If on any date cash would otherwise be payable or shares of Common Stock or other property would otherwise be deliverable (including, for the avoidance of doubt, the replacement, as required by Section 5(i) of the Pledge Agreement, of shares of Common Stock that have been rehypothecated pursuant to such Section) pursuant to this Agreement or the Pledge Agreement by Buyer to Seller and by Seller to Buyer and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

     (b) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of a Termination Date to which Section 7.04 applies or an Acceleration Date, Buyer shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by this Agreement, each Transaction Confirmation and the Pledge Agreement pursuant to the terms hereof and thereof, and to set off any obligation that Buyer or any affiliate of Buyer may have to Seller, including without limitation any obligation to make any release, delivery or payment to Seller pursuant to the Pledge Agreement, against any right Buyer or any of its affiliates may have against Seller, including without limitation any right to receive a payment or delivery pursuant to any provision of this Agreement. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Common Stock or right to receive Common Stock, the value at any time of such obligation or right shall be determined by reference to the market value of the Common Stock at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

     Section 9.07. No Third Party Rights, Successors and Assigns. This Agreement (as supplemented by each Transaction Confirmation) is not intended and shall not be construed to create any rights in any person other than Seller, Buyer, an affiliate of Buyer designated hereunder to receive Free Shares and their respective successors and assigns and no other person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of the Seller and Buyer shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Buyer and its successors and assigns.

     Section 9.08. Certain Authorized Transfers. Buyer may transfer or assign its rights and obligations in whole or in part to (i) any of its affiliates or (ii) any entities sponsored or organized by, or on behalf of or for the benefit of, Buyer.

     Section 9.09. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

*************

Date of Agreement: September 13, 2002

Seller: Devotion Ltd., a corporation

Seller’s Address for Notices:
Prospect Chambers, Prospect Hill
Douglas, Isle of Man 1M1 1ET
Telephone: 011-44-1624-626561
Facsimile: 011-44-1624-628580

*************

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.

SELLER:

DEVOTION LTD.

By:	/s/ Andrew P. Wallis	By:	/s/ Mark H. Byrne

Name:	Andrew P. Wallis	Name:	Mark H.Byrne
Title:	Director	Title:	Director

Name:
Title:

SECURED PARTY:

BANK OF AMERICA, N.A.

By:

Name:
Title:

11